Exhibit 10.1

Gannett Co., Inc.
Key Employee Severance Plan
As Amended and Restated as of December 23, 2020

1.          Purpose of Plan.  The purpose of this Gannett Co., Inc. Key Employee Severance Plan, as amended and restated (the or this “Plan”) is to provide certain individuals who are key employees of Gannett Co., Inc. or its affiliates (collectively, the “Company”) and who are also designated as participants in the Plan by Gannett Co., Inc.’s Chief People Officer (the “Plan Administrator”) severance benefits in the event of certain involuntary terminations of employment.

2.          Certain Defined Terms.  Certain terms used herein have the definitions given to them in the first place in which they are used, and all other defined terms have the meanings set forth below in this Section 2.

(a)          “Annual Base Salary” means a Participant’s regular rate of annual base salary as in effect immediately preceding such Participant’s Qualifying Termination.

(b)          “Cause” means a termination of a Participant’s employment following the occurrence of any of the following events, each of which shall constitute a “Cause” for such termination:

(i)          embezzlement, fraud, misappropriation of funds, breach of fiduciary duty or other act of material dishonesty committed by a Participant or at his or her direction;

(ii)         failure by a Participant to perform adequately the duties of his or her position, as a result of neglect or refusal, that he or she does not remedy within thirty (30) days after receipt of written notice from the Company;

(iii)        material violation of the Company’s employment policies by a Participant;

(iv)        gross negligence, including in a supervisory capacity, of the Participant that causes significant financial or reputational harm to the Company;

(v)         conviction of, or plea of guilty or nolo contendere by a Participant to a felony or any crime involving moral turpitude; or

(vi)        finding by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission that Participant has violated any Federal or State securities law.

(c)          “Qualifying Termination” means an involuntary termination of a Participant’s employment by the Company (other than for Cause).  Any determination as to whether a termination is a Qualifying Termination shall be made in the reasonable, good faith discretion of the Plan Administrator.  In no event shall a Participant’s voluntary termination (including a company announced retirement date) or a termination due to a Participant’s death or disability constitute a Qualifying Termination under this Plan.  Additionally, a Qualifying Termination shall not occur if the Participant’s employment is terminated in connection with a restructuring, reorganization, redundancy, merger, acquisition, sale, spinoff, outsourcing, transfer, or other similar condition or transaction, in such circumstances where the Participant is offered employment by the Company, a successor organization or any other entity with an Annual Base Salary that is not materially less than that paid to the Participant prior to such change.  The Company shall provide written notice of the Qualifying Termination, and the date of a Qualifying Termination shall be the Participant’s separation from service with the Company in accordance with the notice.

(d)          “Severance Multiple” means the multiple assigned to the Participant by the Plan Administrator for purposes of this Plan; provided that such assignment must be in writing.

3.          Eligible Employees.  This Plan shall apply solely with respect to the Company’s key employees who are designated by the Plan Administrator as participants (the employees covered by this Plan, the “Participants”).  Designation as a Participant shall be effective as of the date specified by the Plan Administrator, which designation and effective date must be in writing.  The Plan Administrator reserves the right to add new Participants or terminate the participation of a Participant at any time and in the Plan Administrator’s sole discretion; provided that a Participant will not be removed from participation in the Plan without at least six (6) months advance notice.

4.          Term of the Plan.  This Plan became effective on July 29, 2016, was amended and restated as of December 5, 2018 and as of February 25, 2019, and is hereby amended and restated as of December 23, 2020, and shall continue until the Gannett Co., Inc. Benefit Plans Committee terminates the Plan; provided, that the termination of the Plan shall not affect any unsatisfied obligations under this Plan that have arisen prior to the termination with respect to Participants who have received notice of a Qualifying Termination prior to the termination.

5.          Amendment or Termination of Plan.  The Gannett Co., Inc. Benefit Plans Committee reserves the right to amend or terminate the Plan at any time; provided that the termination or amendment of this Plan shall not affect any obligations under this Plan that have arisen prior to the date of such amendment or termination and no reduction in the benefits under this Plan through a plan amendment or plan termination shall become effective unless the Company provides at least six (6) months advance written notice to the affected Participants.

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6.         Benefits under this Plan.  Upon a Qualifying Termination, a Participant shall, subject to the terms and conditions of this Plan including Sections 7 and 8, be entitled to receive a severance payment (the “Severance Amount”) equal to (a) the Participant’s Severance Multiple, multiplied by (b) the Participant’s Annual Base Salary.  In addition, a Participant shall be paid in accordance with normal payroll practices all earned but unpaid compensation, accrued vacation, accrued but unreimbursed expenses required to be reimbursed through the date of termination and, except as otherwise provided by the Gannett Co., Inc. 2015 Change in Control Severance Plan, as amended and restated (the “CIC Severance Plan”), a prorated portion of the Participant’s annual bonus for the fiscal year in which the Participant is terminated based on actual performance and paid at the time that annual bonuses are paid to similarly situated key employees (the “Accrued Obligations”).  The Participant’s participation in this Plan shall supersede and be in lieu of the Participant’s severance rights under any other severance plan, employment agreement or similar arrangement other than the CIC Severance Plan (i.e., any severance benefits under this Plan shall be in addition to any severance benefits under the CIC Severance Plan, except for the prorated annual bonus for the fiscal year in which the Participant is terminated, which will not be payable under this Plan if a prorated annual bonus is payable under the CIC Severance Plan).

7.         Forfeiture and Clawback.  Payment of severance benefits in accordance with this Plan shall be subject to forfeiture and clawback of ninety percent (90%) of such severance benefits pursuant to any plan or policy of the Company in effect at the time of termination; provided, however, in the event of a Change of Control of the Company (as defined by the CIC Severance Plan), the forfeiture and clawback of ninety percent (90%) of such severance benefits shall be subject to such plan or policy of the Company, if any, in effect at the time of the Change in Control.

8.          Release Requirement.  A Participant shall not be entitled to the Severance Amount unless the Participant has signed and not revoked, within sixty (60) days after the date of such Participant’s Qualifying Termination, a release and covenant agreement in a form similar to the form attached hereto as Exhibit A (the “Release and Restrictive Covenant Agreement”); provided that the Gannett Co., Inc. Benefit Plans Committee reserves the right to modify such release and covenant agreement as the Gannett Co., Inc. Benefit Plans Committee deems appropriate.  Any forfeiture or clawback of the severance benefit pursuant to Section 7 of this Agreement shall have no effect on the validity of the Release and Restrictive Covenant Agreement.

9.          Timing and Form of Payment of Severance Amount.  Subject to the Release and Restrictive Covenant Agreement becoming effective no later than the sixtieth (60th) day after the date on which a Participant’s Qualifying Termination occurs, the Severance Amount shall be payable in substantially equal installments, in accordance with the Company’s payroll schedule, commencing on the sixtieth (60th) day after the date of the Participant’s Qualifying Termination and continuing for a number of months equal to the Participant’s Severance Multiple multiplied by twelve (12).

10.        No Mitigation/Offset.  A Participant shall not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in the Plan be reduced by any compensation earned by the Participant as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.

11.        Legal Expenses.  If, with respect to any alleged failure by the Company to comply with the terms of this Plan, a Participant institutes or responds to legal action to assert or defend the validity of, enforce his or her rights under, or recover damages for breach of the terms of this Plan or, following termination of employment, the Release and Restrictive Covenant Agreement, and thereafter the Company is found in a judgment no longer subject to review or appeal to have breached this Plan or, following termination of employment, the Release and Restrictive Covenant Agreement in any material respect, then the Company shall indemnify the Participant for his or her reasonable attorneys’ fees and costs in connection with such legal action.

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12.       Severability; Waiver.  If any provision of this Plan or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions of this Plan which can be given effect without the invalid or unenforceable provision, and to this end the provisions of this Plan are to be severable.  No waiver by either party of any breach by the other party of any provision or conditions of this Plan shall be deemed to be a waiver of any other provision or condition at the same or any prior or subsequent time.

13.        Employment Status.  This Plan does not constitute a contract of employment or impose on a Participant or the Company or its subsidiaries any obligation to retain the Participant as an employee or change the status of such Participant’s employment to anything other than “at will”.  The Company reserves the right to terminate a Participant for any or no reason at its convenience.

14.        Tax Withholdings.  The Company may withhold from any payments due to a Participant hereunder, such amounts as the Company may determine are required to be withheld under applicable federal, state and local tax laws.

15.        Section 409A.

(a)         General.  It is intended that payments and benefits made or provided under this Plan shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Plan shall be interpreted and administered in accordance with that intent.  If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.  Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code.  In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.  Despite any contrary provision of this Plan, any references to termination of employment or date of termination shall mean and refer to the date of a Participant’s “separation from service,” as that term is defined in Section 409A of the Code and Treasury regulation Section 1.409A-1(h).

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(b)         Delay of Payment.  Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the termination date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to a Participant under this Plan during the six (6)-month period immediately following a Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of a Participant’s separation from service shall be accumulated and paid to such Participant on the first (1st) business day of the seventh (7th) month following such Participant’s separation from service (the “Delayed Payment Date”).  If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of such Participant’s estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of his or her death.

(c)         Reimbursement and In-Kind Benefits.  Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Participant’s lifetime (or, if longer, through the twentieth (20th) anniversary of the Effective Date) or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

16.       Non-alienation of Benefits.  Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, prior to actually being received by the person entitled to the benefit.  Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, shall be void.  The Company shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

17.        Claims for Benefits.  In the event that a Participant believes he/she is entitled to benefits under the Plan, the employee should file a written claim with the Gannett Co., Inc. Benefit Plans Committee.  The Gannett Co., Inc. Benefit Plans Committee will apply the following procedures to such a claim:

(a)         The Gannett Co., Inc. Benefit Plans Committee will generally notify the claimant of its decision within ninety (90) days after it receives the claim.  A Participant whose claim for benefits under the Plan is denied (hereinafter called “Claimant”) shall receive written notice of such denial.  The notice shall set forth: (A) the specific reasons for the denial of the claim; (B) a reference to the specific provisions of the Plan on which the denial is based; (C) any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and (D) a description of the procedures for review of the denial of the claim and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA following a denial on review.  Such notice shall be furnished to the Claimant within a reasonable period of time, but no later than ninety (90) days after receipt of the claim by the Plan.

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(b)         Every Claimant whose claim for benefits under the Plan is denied in whole or in part by the Gannett Co., Inc. Benefit Plans Committee shall have the right to request a review of the denial.  Review shall be granted if it is requested in writing by the Claimant no later than sixty (60) days after the Claimant receives written notice of the denial.  The Claimant may submit written comments, documents, records and other information relating to the claim, and will be provided, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim under the applicable standards under ERISA.  The Gannett Co., Inc. Benefit Plans Committee’s decision shall be rendered within sixty (60) days following receipt of the request for review and shall take into account all comments, documents, records and other information submitted by the Claimant.  If the Gannett Co., Inc. Benefit Plans Committee denies the claim on review, it shall provide the Claimant with written notice of its decision, which shall set forth (i) the specific reasons for the decision, (ii) reference to the specific provisions of the Plan on which the decision is based, (iii) a statement of the Claimant’s right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim under the applicable standards under ERISA, and (iv) and a statement of the Claimant’s right to bring a civil action under ERISA.  The Gannett Co., Inc. Benefit Plans Committee’s decision shall be final and binding on the claimant, and the Claimant’s heirs, assigns, administrator, executor, and any other person claiming through the Claimant.

A Participant may not file a lawsuit to seek benefits under the Plan without first exhausting his/her rights under the above the claims and appeals procedures.  Additionally, no legal action may be commenced by the Participant after the date that is two (2) years after the Participant’s termination.

18.        Plan Administration.  The Plan shall be administered by the Plan Administrator and the Gannett Co., Inc. Benefit Plans Committee.  The Plan Administrator and the Gannett Co., Inc. Benefit Plans Committee shall have full discretionary authority to determine eligibility for benefits, to interpret the Plan and decide all issues relating to the Plan.  The Gannett Co., Inc. Benefit Plans Committee shall have full and sole discretionary authority to decide claims, and its decisions are binding on all parties.  The Plan Administrator and/or the Gannett Co., Inc. Benefit Plans Committee shall possess all powers necessary to administer the Plan and may adopt such rules and procedures to implement the Plan as deemed appropriate.  The Plan Administrator and/or the Gannett Co., Inc. Benefit Plans Committee may designate in writing one or more of the Company’s employees or one or more other persons to carry out duties under this Plan.

19.        Effective Date.  The original effective date of this Plan was July 29, 2016, and the Plan was amended and restated as of December 5, 2018 and as of February 25, 2019.  The effective date of this amended and restated Plan is December 23, 2020.

20.        Successors.  This Plan shall be binding upon the successors and assigns of the Company.

21.        Governing Law.  This Plan shall be governed by and construed under and in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

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Dated: December 23, 2020	GANNETT CO., INC.

By: /s/ Samantha Howland
	Name:	Samantha Howland
	Title:	Chief People Officer

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Exhibit A
Release of Claims and Restrictive Covenant Agreement

This Release of Claims and Restrictive Covenant Agreement (this “Agreement”) is entered into among [___________________] and Gannett Co., Inc. (the “Company”) in connection with your separation of employment from the Company in accordance with the Gannett Co., Inc. Key Employee Severance Plan, as amended and restated (the “Plan”).  Capitalized terms used and not defined herein shall have the meanings provided in the Plan.  The parties agree to the following:

(1)         Date of Termination.  Your final day as an employee of the Company is _______________, 20__ (the “Date of Termination”).

(2)        Severance Amount.  Provided that you execute this Agreement and that it becomes effective in accordance with paragraph 11 hereof, on _____________, 20__, you will receive cash payments in the aggregate amount of $_________, less legally-required withholdings, payable in substantially equal installments, in accordance with the Company’s payroll schedule, commencing on [60th day after Date of Termination] and continuing for [Severance Multiple x 12] months.

(3)        Release Deadline.  You will receive the benefits described in paragraph 2 above only if you sign this Agreement on or before ______________, 20__.  In exchange for and in consideration of the benefits offered to you by the Company in paragraph 2 above, you agree to the terms of this Agreement.

(4)         Release of Claims.  You agree that this is a full and complete Release of Claims.  Accordingly, you and the Company agree as follows:

(a)         The Release of Claims means that you agree to give up forever any and all legal claims, or causes of actions, you may have, or think you have, against the Company, any of its subsidiaries, related or affiliated companies, including any predecessor or successor entities, and their respective directors, officers, and employees (collectively, the “Company Parties”).  This Release of Claims includes all legal claims that arose at any time before or at the time you sign this Agreement; it also includes those legal claims of which you know and are aware, as well as any legal claims of which you may not know or be aware, including claims for breach of contract, claims arising out of any employment agreement you may have or under the Plan, claims of intentional or negligent infliction of emotional distress, defamation, breach of implied covenant of good faith and fair dealing, and any other claim arising from, or related to, your employment by the Company.  In addition, the Company Parties agree to give up forever any and all legal claims, or causes of action, they may have or think they may have against you, including all legal claims that arose at any time before or at the time you sign this Agreement, whether known to the Company Parties or not.

Notwithstanding the foregoing, by executing this Release of Claims, (i) you will not forfeit or release your right to receive your vested benefits under the Gannett Retirement Plan, the Gannett Co., Inc. 401(k) Savings Plan, the Gannett Co., Inc. Retirement Savings Plan, the Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan, the New Media Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan, the Gannett Co., Inc. 2020 Omnibus Incentive Compensation Plan the and the Gannett Co., Inc. Deferred Compensation Plan (but you will forfeit your right to receive any further severance or annual bonus award); any rights to indemnification and advancement of expenses under the Company’s By-laws and/or directors’ and officers’ liability insurance policies; any other rights under the Plan that are intended to survive a termination of employment; any legal claims or causes of action arising out of actions allegedly taken by the Company after the date of your execution of this Agreement; or any claims that cannot be waived as a matter of law; and (ii) none of the Company Parties will forfeit or release any right to recoup compensation under the claw back provisions of any plan or policy of the Company or applicable law; any rights under the Plan which are intended to survive a termination of employment (including, but not limited to, your restrictive covenant and confidentiality obligations and the forfeiture and clawback provisions under Section 7 of the Plan); any claims based on your fraud or conduct which was committed in bad faith or arising from your active and deliberate dishonesty; any claims for which you have no rights to indemnification and advancement of expenses under the Company’s By-laws and/or directors’ and officers’ liability insurance policies; any legal claims or causes of action arising out of actions allegedly taken by you after the date of your execution of this Agreement; or any claims that cannot be waived as a matter of law.  The matters referenced in clauses (i) and (ii) of this paragraph are referred to as the “Excluded Matters.”

(b)         Several laws of the United States and of the Commonwealth of Virginia create claims for employees in various circumstances.  These laws include the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Genetic Information Non-discrimination Act, and the Virginia Human Rights Act.  Several of these laws also provide for the award of attorneys’ fees to a successful plaintiff.  You agree that this Release of Claims specifically includes any possible claims under any of these laws or similar state and federal laws, including any claims for attorneys’ fees.

(c)          If you work or reside in California, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You give up all rights and benefits under that section.  If you work or reside in Montana or South Dakota, you give up those same rights and benefits under Montana Code Annotated, Section 28-1-1602 and South Dakota Laws § 20-17-11, respectively.  If you work or reside in New Jersey, you waive all claims under New Jersey’s Conscientious Employee Protection Act.  If you work or reside in Massachusetts, you waive all claims and rights under the Massachusetts Payment of Wages Law and the Massachusetts Fair Employment Practices Act.

(d)         By referring to specific laws we do not intend to limit the Release of Claims to just those laws.  All legal claims for money damages, or any other relief that relate to or are in any way connected with your employment with the Company or any of its subsidiaries, related or affiliated companies, are included within this Release of Claims, even if they are not specifically referred to in this Agreement.  To this end, you specifically acknowledge and agree that, except as provided for in this Agreement, you have received all compensation to which you are entitled for services provided to the Company up to and including the Date of Termination, and you agree not to make any claim for further compensation of any type, including, but not limited to, claims for wages or salary, bonus payments, incentive compensation, business expenses, pension or retirement contributions or benefits, or sick pay, holiday pay, or vacation pay.  The only legal claims that are not covered by this Release of Claims are the Excluded Matters.

(e)         Except for the Excluded Matters, we agree that neither party will say later that some particular legal claim or claims are not covered by this Release of Claims because we or you were unaware of the claim or claims, because such claims were overlooked, or because you or we made an error.

(f)          We specifically confirm that, as far as you or the Company know, no one has made any legal claim in any federal, state or local court or government agency relating to your employment, or the ending of your employment, with the Company.

(g)         Nothing in this Agreement prevents you, without prior notice to the Company, from reporting conduct to, providing truthful information to, cooperating with, filing a charge or complaint with and/or participating in any investigation or proceeding conducted or initiated by the Securities and Exchange Commission (“SEC”), the United States Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local government agency or self-regulatory organization charged with enforcement of any law; provided, however, you agree not to disclose confidential information that is subject to a legal privilege of the Company, including but not limited to the attorney-client privilege and attorney work product doctrine.  Additionally, this does not mean that you may collect any monetary damages or receive any other remedies from charges filed with, or actions by, a state or federal agency; such an award of damages or remedies would be precluded by the release set forth above, except in the case of any legal claims or causes of action arising out of any of the Excluded Matters; provided, however, that the prohibitions on recovery of an award of damages or remedies in this paragraph 4(g) shall not apply to any recovery authorized under Section 21F of the Securities Exchange Act of 1934.  This provision is meant to include claims that are solely or in part on your behalf, or on behalf of the Company, or claims which you or the Company have or have not authorized.

(h)         You acknowledge that the consideration provided in exchange for this Agreement is greater than anything of value to which you would otherwise be entitled in the absence of this Agreement.  You further acknowledge that, in the event certain of the consideration provided in exchange for this Agreement is clawed back pursuant to the provisions of any plan or policy of the Company, the remaining consideration provided to you is still greater than anything of value to which you would otherwise be entitled in the absence of this Agreement, and such claw back shall have no effect on the validity of the representations, covenants and release of claims set forth herein.

(5)         Restrictive Covenants.

(a)         You agree that in consideration for the payments under paragraph 2 above (irrespective of whether they are subject to a claw back pursuant to the terms of any plan or policy of the Company), for a period of six (6) months after the Date of Termination (the “Restricted Period”), you will not, without the written consent of the Company, obtain or seek a position with a Competitor (as defined below) in which you will use or are likely to use any confidential information or trade secrets of the Company, including, but not limited to, a position in which you would have duties for such Competitor within the United States that involve Competitive Services (as defined below) and that are the same or similar to those duties actually performed by you for the Company. [Non-compete does not apply to employees who live and work in CA, ND or OK]

(b)         You understand and agree that the relationship between the Company and each of its clients and customers constitutes a valuable asset of the Company and may not be converted to your own use.  Accordingly, you agree that during the Restricted Period, you will not, directly or indirectly, cause to be approached or solicit, on behalf of a Competitor, any client or customer of the Company with whom you had material contact during your employment with the Company.  “Material contact” as used above means: (1) direct or indirect contact between you and the client or customer for the purpose of establishing, maintaining or furthering a business relationship; (2) obtaining confidential information about a client or customer in the ordinary course of business as a result of your association with the Company; and/or (3) your receipt of compensation, commissions or other earnings as a result of the sale of products and/or provision of services to the client or customer. [Non-solicitation of customers does not apply to employees who live and work in CA, ND or OK]

(c)          You further understand and agree that the relationship between the Company and each of its employees constitutes a valuable asset of the Company and may not be converted to your own use.  Accordingly, you hereby agree that during the Restricted Period, you shall not, directly or indirectly, on your own behalf or on behalf of another person, solicit, induce or attempt to induce any employee of the Company to terminate his or her employment relationship with the Company or any affiliate of the Company or to enter into employment with another person or entity.  The foregoing shall not apply to employees who respond to solicitations of employment directed to the general public or who seek employment at their own initiative.

(d)        For purposes of this paragraph 5, “Competitive Services” means the provision of goods or services that are competitive with any goods or services offered by the Company as of the date of this Agreement, including, but not limited to newspapers, non-daily publications, digital, Internet, and other news and information services, and “Competitor” means any individual or any entity or enterprise engaged, wholly or in part, in Competitive Services.  The parties acknowledge that the Company may from time to time during the term of this Agreement change or increase the line of goods or services it provides, and you agree to amend this Agreement from time to time to include such different or additional goods and services to the definition of “Competitive Services” for purposes of this paragraph 5.

(e)          You agree that due to your position of trust and confidence the restrictions contained in this paragraph 5 are reasonable, and the benefits conferred on you in this Agreement are adequate consideration, and since the nature of the Company’s business is national in scope, the geographic restriction herein is reasonable.

(f)         Except as permitted by Section 4(g) of this Agreement and/or as may be required by legal process, you agree that you will not make any statements, oral or written, or cause or allow to be published in your name, or under any other name, any statements, interviews, articles, books, web logs, editorials or commentary (oral or written) that are critical or disparaging of the Company, or any of their operations, or any of their officers, employees or directors.  Likewise, the Company agrees that it will not make, and will use reasonable efforts to ensure that directors and officers of the Company do not make, any statements, oral or written, or cause to be published in the Company’s name, any statements, interviews, articles, editorials or commentary (oral or written) that are critical or disparaging of you.  It is understood that merely because a personal statement is made by a Company employee does not mean that it is made “in the Company’s name”.

(g)         You agree that unless duly authorized in writing by the Company and/or as permitted by law or regulation, you will not at any time directly or indirectly divulge or use any trade secrets or confidential information first acquired by you during and by virtue of your employment with the Company on your own behalf or on behalf of any third party, except as otherwise may be required by legal process or as otherwise allowed by this Agreement (see Section 4(g)).  Notwithstanding any provisions of this Agreement or Company policy regarding the disclosure of trade secrets or confidential information, pursuant to section 7 of the Defend Trade Secrets Act of 2016 (“DTSA”), you cannot be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret if that disclosure is  made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney, and for the sole purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or similar proceeding, provided that filing is made under seal.  Additionally, you acknowledge notice of the anti-retaliation provision of the DTSA, which provides that an individual who files a lawsuit alleging retaliation by an employer for reporting a suspected violation of law may disclose the trade secret (as defined by applicable law) to the attorney of the individual and use the trade secret information in the court proceeding if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

(h)         You acknowledge that a breach of this paragraph 5 would cause irreparable injury and damage to the Company which could not be reasonably or adequately compensated by money damages, and the Company acknowledges that a breach of paragraph 5 would cause irreparable injury and damage to you, which could not be reasonably or adequately compensated by money damages.  Accordingly, each of you, the Company acknowledges that the remedies of injunction and specific performance shall be available in the event of such a breach, and the non-breaching party shall be entitled to money damages, costs and attorneys’ fees, and other legal or equitable remedies, including an injunction pending trial, without the posting of bond or other security.  Any period of restriction set forth in this paragraph 5 shall be extended for a period of time equal to the duration of any breach or violation thereof.

(i)          In the event of your breach of this paragraph 5, in addition to the injunctive relief described above, the Company’s remedy shall include the forfeiture or return to the Company of any payment made or due to you or on your behalf under paragraph 2 above.

(j)          In the event that any provision of this paragraph 5 is held to be in any respect an unreasonable restriction, then the court so holding may modify the terms thereof, including the period of time during which it operates or the geographic area to which it applies, or effect any other change to the extent necessary to render this paragraph 5 enforceable, it being acknowledged by the parties that the representations and covenants set forth herein are of the essence of this Agreement.

(6)         Cooperation.  You agree to fully cooperate and assist the Company in the defense of any investigations, claims, charges, arbitrations, grievances, or lawsuits brought against the Company or any of its operations, or any officers, employees or directors the Company or any of its operations, as to matters of which you have personal knowledge necessary, in the Company’s judgment, for the defense of the action.  You agree to provide such assistance reasonably consistent with the requirements of your other obligations and the Company agrees to pay your reasonable out-of-pocket expenses incurred in connection with this assistance and such expenses will be paid in accordance with Treasury Regulation 1.409A-3(i)(1)(iv)(A).  The Company agrees to fully cooperate and assist you in the defense of any third-party claims, charges, arbitrations, grievances or lawsuits brought against you as a co-defendant with the Company or any of its operations, officers, employees or directors, except with respect to any such matters arising out of clause (ii) of the Excluded Matters.

(7)        Entire Agreement.  You agree that this Agreement (and if applicable, a Release of Claims and Restrictive Covenant Agreement executed pursuant to the CIC Severance Plan) contains all of the details of the agreement between you and the Company with respect to the subject matter hereof.  Nothing has been promised to you, either in some other written document or orally, by the Company or any of its officers, employees or directors, that is not included in this Agreement (and if applicable, a Release of Claims and Restrictive Covenant Agreement executed pursuant to the CIC Severance Plan).  Notwithstanding the above, any and all post-employment obligations you have that are contained in any other agreement, contract, or document shall be deemed incorporated herein by reference and shall continue in full force and effect; and in the event of any conflict between this Agreement and such other agreement, contract, or document, this Agreement shall control.

(8)         No Admission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of Company Parties.

(9)        Governing Law and Venue.  All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.  The parties agree to submit to the jurisdiction of the federal and state courts sitting in Delaware, for all purposes relating to the validity, interpretation, or enforcement of this Agreement.

(10)       Special Acknowledgment.  Each of the Parties hereby expressly acknowledges and agrees that each and every term and condition of this Agreement, including the Company’s ability to claw back up to ninety percent (90%) of the benefits described in paragraph 2 pursuant to any plan or policy of the Company, is a material part of the Agreement, and constitutes a material part of the bargained-for consideration which has induced the Parties to enter into this Agreement.

(11)      Time to Consider; Effectiveness.  Please review this Agreement carefully.  We advise you to talk with an attorney of your choice before signing this Agreement.  We will provide a courtesy copy to your attorney, if you retain one to represent you.  So that you may have enough opportunity to think about this offer, you may keep this Agreement for twenty-one (21) days [OR forty-five (45) days] from the Date of Termination (the “Review Period”).  You acknowledge that this Agreement was made in connection with your participation in the Plan and was available to you both prior to and immediately at the time of your termination of employment.  For that reason you acknowledge and agree that the Review Period identified in this paragraph commenced to run, without any further action by the Company immediately upon your receipt of a copy of this Agreement.  Consequently, if you desire to execute this Agreement, you must do so no later than _______________, 20__.  If this Agreement is executed by you prior to the end of the Review Period, you represent that you have freely and willingly elected to do so.  You agree that any changes to this Agreement, whether material or immaterial, do not operate to restart the Review Period.

Should you accept all the terms by signing this Agreement on or before _____________, 20__, you may nevertheless revoke this Agreement within seven (7) days [fifteen (15) days in MN] after signing it by notifying ___________________________ in writing of your revocation.  If you wish to accept this Agreement, please confirm your acceptance of the terms of the Agreement by signing the original of this Agreement in the space provided below.  The Agreement will become effective, and its terms will be carried out beginning on the day following the seven (7)-day [fifteen (15)-day] revocation period.

[You further acknowledge that at the commencement of the Review Period, the Company provided you with information (see attached Appendix A) concerning the class, unit or group of individuals covered by this termination program, any eligibility factors for such program, and any time limits applicable to such program, as well as the job titles and ages of all individuals selected for the program, and the job titles and ages of all individuals in the same job class or organizational unit who are not eligible or selected for the program.]

(12)      Knowing and Voluntary.  By signing this Agreement, you agree that you have carefully read this Agreement and understand all of its terms.  You also agree that you have been given twenty-one (21) days [OR forty-five (45) days] in which to consider whether to sign this Agreement and accordingly have had a reasonable opportunity to think about your decision and to talk with an attorney or advisor of your choice, that you have voluntarily signed this Agreement, and that you fully understand the legal effect of signing this Agreement.

[Signature page follows]

[Signature page to Release of Claims and Restrictive Covenant Agreement]

Date:
EMPLOYEE

Date:
GANNETT CO., INC.
By:
Title: